EXHIBIT 99


     October 30, 2003 Alvin Dahl, 21st Century Technologies, Inc.'s (OTC:BB TFCT.OB) Chief Financial Officer, has reported to Arland D. Dunn, 21st's President and CEO that the Company's 3rd quarter 10Q, due to be filed with the Securities and Exchange Commission on or before November 15th, 2003, will report an increase of approximately $1,500,000 in cash on hand and stock subscription receivables and an increase in assets of from approximately $1,500,000 at the end of the second quarter of 2003 to $2,700,000 at the end of the third quarter of 2003. The third quarter 10Q covers the Company's performance for the period July 1, 2003 to September 30, 2003.

     "I am extremely gratified to hear the good news from Mr. Dahl," said Arland
D. Dunn. "The availability of these funds to pursue our goal of obtaining funding to provide ProMags and SeaPatches to the nation's fire departments through the Department of Homeland Security makes our task much easier and raises our expectations of success even higher. Additionally, these funds and additional capital influxes which we expect in the near future will enable us to pursue acquisitions and provide capital to our subsidiaries for improvement of their performance. This is what we as a Business Development Company are supposed to do. Our future has never been brighter."

     ProMags /SeaPatches, manufactured by 21st Century's wholly-owned subsidiary Trident Technologies, Inc., are rare-earth permanent magnet powered leak and rupture sealing devices, designed for quick and easy application for the purpose patching leaks from storage vessels, pipelines, railroad tank cars and the like. They have particular application in stopping HAZMAT spills, even in difficult situations. Many ProMags are in service with nation's railroads, such as Union Pacific (NYSE:UPN) and CSX (NYSE:CSX) and other heavy industry users, such as ExxonMobil (NYSE:XOM) and Dow Chemical (NYSE:DOW).

SAFE HARBOR STATEMENT

     The statements made by 21st Century Technologies Inc. (the "Company") may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of the Company. Actual results could differ materially from those projected due to risks such as changes in interest rates, market competition, our ability to generate orders and various other business risks.

Contact:
Ron Garner
Equitilink, Inc. 877 788 1940